Exhibit 99.1

FORM OF INSTRUCTIONS

AS TO USE OF

BIRKS & MAYORS INC.

RIGHTS CERTIFICATES

CONSULT GEORGESON INC., OUR INFORMATION AGENT,

OR YOUR BANK OR BROKER, AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Birks & Mayors Inc., a Canadian corporation (“Birks”) to the holders of record (the “Recordholders”) of its Class A voting shares, without nominal or par value (“Class A Shares”), and Class B multiple voting shares, without nominal or par value (the “Class B Shares”), as described in the Birks prospectus dated [            ], 2012 (the “Prospectus”). Recordholders as of 5:00 p.m., Eastern Standard time, on [            ], 2012 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase Class A Shares (the “Underlying Shares”). In the Rights Offering, Birks is offering an aggregate of [            ] Underlying Shares.

Each Recordholder will receive one Right for each Class A Share or Class B Share owned of record as of 5:00 p.m., Eastern Standard time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Standard time, on [                    ], 2012, unless extended (the “Expiration Time”). For every [    ] Rights held, a holder will be entitled to purchase one Class A Share (the “Basic Subscription Privilege”) at the cash price of US$[            ] per full share (the “Subscription Price”). For example, if a Recordholder owned 100 Class A Shares as of 5:00 p.m., Eastern Standard time, on the Record Date, it would receive 100 Rights and would have the right to purchase [                ] Class A Shares (rounded down to [                ] shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a Holder of Rights (“Holder”) purchases all of the Class A Shares available to it pursuant to its Basic Subscription Privilege, it may choose to purchase a portion of the Class A Shares that are not purchased by other shareholders through the exercise of their respective Basic Subscription Privilege (the “Over-Subscription Privilege”), not to exceed the number of Class A Shares available for a Holder to purchase under its Basic Subscription Privilege, subject to proration as discussed below. If sufficient Class A Shares are available, Birks will seek to honor over-subscription requests in full. If there are not enough Class A Shares to honor all Over-Subscription Privilege requests (such remaining shares, the “Unsubscribed Shares”), Birks will allocate the Unsubscribed Shares pro rata among those Holders who properly exercised their Over-Subscription Privilege in proportion to the number of Class A Shares each Holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any Holder receiving a greater number of Unsubscribed Shares than the Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Holder will be allocated only that number of Unsubscribed Shares for which the Holder oversubscribed, and the remaining Unsubscribed Shares will be re-allocated among all other Holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier. The actual number of Class A Shares available for purchase pursuant to a Holder’s Over-Subscription Privilege will depend upon whether the Holder fully exercises its Basic Subscription Privilege and the number of Class A Shares purchased by Birks other shareholders pursuant to their Basic Subscription Privileges, but in no event will that number exceed the number of Class A Shares available for purchase under a Holder’s Basic Subscription Privilege.

Each Holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege prior to the Expiration Time. Because Birks will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Holder wishes to maximize the number of shares it may purchase pursuant to the Holder’s Over-Subscription Privilege, the Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Class A Shares available to the Holder, assuming that no shareholders other than such Holder purchases any Class A Shares pursuant to their Basic Subscription Privilege and Over-Subscription Privilege.

Fractional Class A Shares resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent (defined below) will be returned, without interest or penalty, as soon as practicable.

Birks will not be required to issue Class A Shares to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. Birks may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If Birks elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard time, on the next business day after the most recently announced expiration of the Rights Offering. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL CLASS A SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF THE RIGHTS OFFERING IS EXTENDED BY BIRKS’ BOARD OF DIRECTORS OR A COMMITTEE DESIGNATED BY THE BOARD OF DIRECTORS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1. Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in United States dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to Computershare Trust Company, N.A. (the “Subscription Agent”), at the address set forth below.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

If Delivering by Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If Delivering by Hand or Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

If you desire to make payment by wire transfer you must contact Computershare Trust Company, N.A. to receive a “Wire Authorization Form.” In the United States, you should call [(    )                     ]. If you are outside the United States, you should call [(    )                     .]

Any questions or requests for information should be addressed to our information agent, Georgeson Inc., toll-free at [(    )                     ] or, if you are a bank or broker, [(212) 440-9800].

Delivery to an address or by a method other than those above will not constitute valid delivery.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under Over-Subscription Privilege and the elimination of fractional shares. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the expiration of the Rights Offering.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Birks, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of Class A Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Birks can provide no assurances that each Holder will actually be entitled to purchase the number of Class A Shares issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Birks will not be able to satisfy a

Holder’s exercise of the Over-Subscription Privilege if all of the Holders exercise their Basic Subscription Privileges in full, and subject to the limitations set forth above, Birks will only honor an Over-Subscription Privilege to the extent sufficient Class A Shares are available following the exercise of subscription rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Holder pursuant to the Over-Subscription Privilege is less than the amount the Holder actually paid in connection with the exercise of the Over-Subscription Privilege, the Holder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. To the extent the amount the Holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Holder pursuant to the Over-Subscription Privilege, such Holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

2. Issuance of Class A Shares.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Holder certificates representing Class A Shares purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Holder that validly exercises the Over-Subscription Privilege certificates representing the number of Class A Shares, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Holder, without interest.

3. Rights are not Transferable.

The Rights granted to you are non-transferable during the course of the subscription period. The Rights will not be listed on a stock exchange or national market.

(a) Ownership of Subscription Rights Through a Broker. If you are a beneficial owner of Class A Shares on the Record Date or will receive your Rights through a broker, custodian bank or other nominee, Birks will ask your broker, custodian bank or other nominee to notify you of the Rights Offering.

4. Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5. Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Holder.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Class A Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.